Exhibit 99.1

  Movie Gallery Reports a 2% Increase in Same-Store Revenues for the 2004-First Quarter; Reaffirms Earnings Guidance for the 2004-First
                               Quarter

    DOTHAN, Ala.--(BUSINESS WIRE)--April 8, 2004--Movie Gallery, Inc. (Nasdaq:MOVI), one of the nation's leading video retailers, today announced a 2% increase in same-store revenues for the 2004-first quarter. Previously, the Company indicated that same-store revenues for the period were expected to be in the range of slightly positive to negative 2%. Additionally, the Company reaffirmed its prior guidance for net income per diluted share of $0.52 to $0.54 for the 2004-first quarter. The Company intends to release final financial results on May 4, 2004.
    Joe T. Malugen, Chairman and Chief Executive Officer, commented, "Movie Gallery produced strong same-store revenues for the 2004-first quarter, particularly in light of a 10.5% increase in same-store revenues during the comparable period last year. In addition, we added a net total of 82 stores during the 2004-first quarter, with 81 new stores, 24 acquired stores and 23 store closures."

    To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the report on Form 10-K for the fiscal year ended January 4, 2004. In addition to the potential effect of these ongoing factors, the Company might not achieve its financial estimates for the first quarter of fiscal 2004 if, among other factors, the Company's actual revenues and expenses for the quarter differ materially from current estimates and expectations. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

    Movie Gallery, Inc. currently owns and operates over 2,200 video specialty stores located throughout North America. Movie Gallery is the leading home video specialty retailer primarily focused on rural and secondary markets.

    CONTACT: Movie Gallery, Inc., Dothan
             Thomas D. Johnson, Jr., 334-677-2108